RumbleOn



# LETTER TO SHAREHOLDERS

| August 12, 2019

# DEAR SHAREHOLDERS,

In less than two years since our launch, RumbleOn grew revenue to $270.2 million in a single quarter, ahead of our prior outlook and expectations. Powersport revenue and unit sales were up 119% and 98% y/y, respectively. For the first half of 2019, total revenue was $493.4 million. For comparison purposes, on a pro forma[1] basis, total revenue was $499.7, a 32% year-over-year increase from $379.2 million. Powersports revenue was $57.2 million, up over 160% from the same period last year. Automotive revenue in the first half of the year was $424.8 million. We believe that our results are evidence that our unique concept to inventory acquisition from consumers and agnostic distribution is clearly scalable. Our business has significant upside on the bottom line as we refine our processes and operations. In this letter and our earnings call we will share with you several aggressive improvements we are making to drive sustainable and profitable growth.

With our success in powersports since our start in 2017, RumbleOn has created a playbook that we are deploying across the automotive segment rapidly. We are benefitting from increasing predictability in powersports as we scale the segment and there is an immense opportunity for us to continue to gain market share in powersports, while growing our presence in cars and trucks. We are very encouraged by our early progress in automotive and will continue to make enhancements to capitalize on this huge market opportunity. Consumers and dealers are demanding a better way to buy, sell and trade pre-owned vehicles and we have a unique, scalable and low cost business model to do exactly that.

## PRO FORMA REVENUE[1]



43%
Growth Rate
$229.55M
34%
Growth Rate
$201.97M
$270.18M
32%
Growth Rate
$379.19M
$499.68M
Q1
Q2
1H
2018
2019








# SUMMARY FINANCIALS

Prior to Q4 2018, all results are attributable to Powersports only, unless otherwise stated.

| | Q2 2019 | Q2 2018 | Q1 2019 | Q1 2018 |
|---|---|---|---|---|
| **Total Units** | 13,928 | 2,013 | 12,103 | 878 |
| **Total Revenue ($000)** | 270,180 | 13,915 | 223,178 | 8,080 |
| **Total Average Sales Price ($)** | 19,398 | 9,513 | 18,440 | 9,203 |
| **Total Gross Profit ($000)** | 15,618 | 1,265 | 13,991 | 559 |
| **Total Gross Profit per Unit ($)** | 1,121 | 628 | 1,156 | 637 |
| **Total SG&A per Unit ($)** | 1,795 | 2,755 | 1,688 | 4,419 |
| **Net Income (Loss) per Unit ($)** | (933) | (2,352) | (684) | (4,116) |
| **By Vehicle Segment** | | | | |
| Powersport Units | 3,982 | 2,013 | 3,298 | 878 |
| Automotive Units | 9,946 | - | 8,805 | - |
| Powersport Revenue ($000) | 30,306 | 13,818 | 26,929 | 8,064 |
| Automotive Revenue ($000) | 233,856 | - | 190,907 | - |
| Powersport Average Sales Price ($) | 7,611 | 6,864 | 8,165 | 9,185 |
| Automotive Average Sales Price ($) | 23,513 | - | 21,682 | - |
| Powersports Gross Profit per Unit ($) | 1,047 | 580 | 960 | 797 |
| Automotive Gross Profit per Unit ($) | 991 | - | 1,072 | - |
| Powersports Gross Margin per Unit (%) | 13.8% | 8.5% | 11.8% | 8.7% |
| Automotive Gross Margin per Unit (%) | 4.2% | - | 4.9% | - |

## Operational Highlights

- *Introduced cars and trucks to RumbleOn.com adding cash offers for cars and trucks in late May 2019*
- *Surpassed 300,000 total cash offers since the program's inception, as of August 2019*
- *Delivered an all time record 100,000 cash offers in Q2*
- *Acquired over 98% of all powersports inventory direct from consumers in Q2, utilizing our proprietary 100% online cash offer tool*
- *Grew RumbleOnClassifieds.com to the 3rd largest consumer listing site for powersports in the country surpassing eBay and we plan to add automotive listings to the platform before year end*
- *Reduced customer acquisition costs to $428 from $454 in Q1 and will continue to leverage cost-effective marketing channels to reduce CAC again in Q3*

# OUTLOOK

- *$230–$240 million in total revenue in Q3 2019*
- *11,500–12,500 units in Q3 2019, due to an intentional reduction in unprofitable vehicle unit sales*
- *Reduce net loss between 35%–45% in the second half of 2019, as compared to the first half through a combination of GPU enhancement and SG&A leverage*
- *Maintain DSO under 30 days in Q3 2019*
- *We are reiterating our long-term operating margin target of 10%*

We are providing the same revenue guidance for Q3 that we provided for Q2, consistent with our prior expectations for flattening growth on a sequential basis. We expect units sold to be from 11,500 to 12,500 in the quarter due to a combination of the improvements we are making to reduce unprofitable unit sales and our expectations for a modest increase in Q3 ASP at similar levels to the increase in ASP from Q1 to Q2 2019. Our plan for the second half of the year is to achieve disciplined growth while accelerating our profitability objectives.

It is still in the very early days and we are already on a revenue run rate of over $900 million dollars in revenue for 2019. We are focusing on optimizing for GPU enhancements and achieving SG&A leverage in the second half of the year, and will continue to drive high year over year revenue growth across the business.

We intend to leverage our technology to aggregate more robust data in our auto sector to optimize pricing and inventory decisions, as we did in powersports. By taking a disciplined approach to volume on the automotive side, we believe we will be able to increase auto GPU and reduce associated variable SG&A costs.

We are putting the tools in place now and intend to have these enhancements completed by the end of the year and will be ready to accelerate unit and revenue growth in the first half of next year. The upside of these improvements will bear most of the expected positive results in the first two quarters of 2020 with a focus on profitability.

Our strategy is to opportunistically build inventory in Q4 and take advantage of seasonal valuation trends. We are leveraging our experience in powersports and plan to aggressively acquire automotive and powersports inventory at the end of Q4 and into the early part of 2020. As a result, we anticipate that we will exit the year with record inventory levels in anticipation of the spring months, while continuing to manage average days to sale at industry-leading levels.

Our expectations for total revenue may fluctuate quarter-to-quarter as we focus on optimizing for GPU and SG&A leverage. As a reminder, average sales price will be prone to fluctuations as we scale cash offers in automotive, however, ASP of powersport vehicles has become much more predictable over time due to the depth and breadth of our data and we expect to see similar benefits in our automotive business as our data improves. We initiated cash offers for automotives less than three months ago and we are encouraged by impressive early results, before putting any substantial marketing dollars behind it.

We are continuing to fine tune our business model with an emphasis on sustainable, profitable growth. We remain committed to driving long-term growth in unit sales and revenue, while focusing on efficient execution and profitability.

There are two primary levers to achieve profitability:

» *Improve gross profit per unit*
» *Increase leverage of SG&A expenses*

In the spirit of using our shareholder letters to provide clarity for our investors, we are laying out the key levers that we have to grow gross profit per unit and leverage SG&A expenses. We will spend more time discussing our recent accomplishments, management priorities for the rest of the year and business outlook on our earnings call.

## #1. Increase Gross Profit per Unit

In short, our key priorities to drive GPU improvements in the near term are: ***increasing the depth and sophistication of our data, expanding penetration across our regional distribution network and acquiring inventory from consumers.*** And, as we outline below, a long-term driver of GPU growth is increasing sales to consumers, which we anticipate allocating additional resources to support this sales channel in the future.

### Data

Data aggregation and intelligent decisioning are key to optimization—from the vehicle acquisition price and sales price, to inventory aggregation and inventory management decisions. As we continue to increase our website traffic and get more requests for cash offers, financing, or other services, our platform is exposed to more data which drives our software.

We expect our automotive segment to follow a similar trajectory. We are quickly becoming the "market maker" in powersports and will be a major player in automotive over time in the same regard.

Improved accuracy, consistency, ability to better predict accurate freight and reconditioning costs, just to name a few, are all key elements for GPU expansion. Our algorithms get smarter, faster and better every minute of every day.

### Distribution Network

We leverage a third-party distribution network to process the pre-owned vehicles that we buy and sell every day. We are currently in 17 locations nationwide and are scaling each rapidly to realize cost benefits as our business grows. Our more mature locations carry a higher gross margin than our earlier stage locations. Size of inventory presence at each location attracts volume buyers who buy primarily online through simulcast from a well-recognized seller with the best selection, guarantees and transportation options.

Following the same trajectory as powersports, we expect our auto business to benefit from efficiencies of scale overtime as our recently added automotive locations mature. Our current locations have capacity to handle our volume well into the foreseeable future, however as the business grows we do expect to realize the cost benefits of having an established footprint with size and scale at all regional locations.

By growing our presence in each location we operate, we are able to gain scale and capture more large buyers, which will benefit gross profit per unit.

**Inventory**

Inventory advantage is one of RumbleOn's key differentiators. Our ability to access inventory efficiently and cost effectively, combined with streamlined logistics, efficient reconditioning and low average days to sale gives us flexibility to adjust our inventory to benefit volume and margins as we scale.

We launched our ***cash offer*** program for powersports in June of 2017 and unveiled the same functionality for cars and trucks late in May 2019. As of today, we have surpassed 300,000 cash offers to sellers across both groups with over 100,000 of those generated in Q2 alone. To put that in perspective, we made 200,000 cash offers from June 2017 through March 2019 and another 100,000 in just a single quarter. We acquired over 98% of powersports inventory from consumers through cash offers in Q2 and the early results and performance of for automotive in Q2 were encouraging.

Our unique approach to online only lead generation for potential sellers, the same strategy which we have executed successfully in powersports, has surpassed our expectations in regards to the cost per lead for automotive. We have found that cost per lead on the auto side, using the same methods as powersports, are as much as 70% less than powersports, proving there is significant runway to capture market share and we are confident we can do so in a very cost effective manner.

RumbleOnClassifieds.com is an additional opportunity to engage with consumers and acquire inventory at attractive prices. Classifieds is third largest peer-to-peer powersports listing site in the country. Classifieds is currently only available for powersports but we plan to add cars and trucks soon. We have found that individuals who list their vehicles on our Classifieds site are more likely to accept a cash offer sometime after the initial listing, which really powers our inventory acquisition advantage.

Our focus on fast inventory turn time has allowed us to scale quickly while eliminating inventory risk. We believe that our results clearly demonstrate that our strategy is working.

**Sales Channels**

Sales to consumers carry higher margins. As you can see in our results, there are clearly margin benefits associated with sales to consumers. While we intend to grow our consumer sales channel overtime, our emphasis currently remains on the acquisition side and we will maintain our agnostic distribution philosophy in the near-term.

We believe that once we master buying decisions, thus best in class acquisitions, our consumer offering will be the most compelling value proposition in the industry and will command powerful organic website traffic. Within our powersports business, GPU from consumer sales for the first half of 2019 was $2,106 on an ASP of $8,477. Within automotive, GPU from consumer sales for the first half was $3,034 dollars, on an average ASP of $26,159. This is industry-leading gross profit per unit on the consumer side, which we have accomplished this in just two years in powersports and 9 months in automotive. We intend to deploy marketing resources towards the consumer channel in 2020, and we strongly believe that we have a major opportunity to deliver sustainable and profitable growth.


POWERSPORTS GPU
$580
$815
$806
$960
$1,047
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019

This benefit of consumer GPU is a direct reflection of our unique and focused approach to inventory acquisition. Our long history in the industry has taught us that to dominate in the sell side of the vehicle industry you have to first dominate in the buy side of the equation. We made the conscious decision to dedicate resources to prove our model and we, believe we will deliver gross profit improvements as we continue to refine our acquisition capabilities. Then we will grow our presence in the highly competitive consumer sales channel.

Consumer sales will not be the sole contributor to our success and profitability as we prove our agnostic distribution and fast inventory turn. We think it should be considered that although the GPU on retail provides exciting and impressive per unit economics, the SG&A expense associated with retail sales is higher than that of dealer sales. We continue to scale our fast-growing dealer sales channel as well. We are a major force in powersports among dealers already, we are also the largest dealer seller at Manheim in the country and continue to grow.

## #2. Achieving Operating Leverage

As we enter the second half of this year, we are focused on operational rigor and improving our cost structure to support sustainable and profitable growth. We had another quarter of solid revenue growth and will spend the second half of 2019 focused on constant improvements of operations and costs of the business as we gear up for a record setting 2020.

We will achieve operating leverage by refining our cost structure company wide. In the near-term, we will focus on ***streamlining back-end processes through technology enhancements, leveraging efficient marketing channels and making technology improvements to benefit the customer experience.***

Our results in powersports clearly validate our model. We made incredible progress getting our automotive business up and running across RumbleOn.com and our combined results demonstrate our ability to drive growth in unit sales and revenue. As expected, integrating our automotive business has taken time and resources and we made significant progress putting tools in place in the second quarter to streamline the combined business. There is still work to be done, but we believe we can significantly improve our cost structure as we continue to leverage technology to streamline our back office operations, systems and processes. We believe that we can reduce our net loss by 35% to 45% in the second half of 2019, versus the first half of the year through a combination of GPU enhancement and SG&A leverage.

We expect the majority of our operating leverage will come from technology enhancements that will optimize our back-end systems and processes. Streamlining internal systems that can be used seamlessly across our business will create immediate cost synergies.

We leverage low cost marketing channels, focusing on the sell-side rather than the buy-side of transactions from consumers and will continue to drive our customer acquisition costs down quarter to quarter. Our main marketing channels include targeted ads on Facebook and Google, event marketing, promotions and other avenues to drive brand awareness.

Finally, enhancements to our consumer-facing technology, such as our cash offer tool and online resources, will drive cost reductions while continuing to improve the customer experience.

As we've said in the past, we have identified that we benefit from significant SG&A leverage from dealer transactions versus consumer transactions. While consumer transactions will make up more of our business over the long-term, we will achieve operating leverage in the near-term from technology enhancements, marketing efficiency and our agnostic distribution strategy.

# FINANCIALS

For comparison purposes, we are providing some pro forma information which presents the financial results as if the acquisition of Autosport, Wholesale and Express was made as of January 1, 2018 for both the three and six-months ended June 30, 2019. Additional supplemental pro forma information is available in the second quarter 10Q, which will be filed on August 13, 2019.

### Unit Sales

Q2 2019 total unit sales grew to 13,928, comprised of 3,982 powersports units and 9,946 automotive units. In powersports, this represents 98% year over year growth from 2,013 total units in Q2 2018 and 21% growth from Q1 2019. In automotive, this represents 13% sequential growth from 8,805 units in Q1 2019.

For the first half of 2019, total units sold were 26,031, up 64% on a proforma[1] basis from 15,876 units in the same period last year. This is comprised of 7,280 powersport units and 18,751 automotive units, representing 152% and 44% growth respectively.


TOTAL UNIT SALES
878
2,013
2,875
6,763
12,103
13,928
Q1 2018
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019

### Revenue

In Q2, RumbleOn delivered $270.2 million in revenue, an increase of 21% sequentially.

Q2 powersports revenue was $30.3 million, representing 119% growth from $13.8 million in Q2 2018 and 13% from $26.9 million in Q1. Automotive revenue was $233.9 million in the quarter, up 23% from Q1.

For the first half of 2019, pro forma[1] revenue was $493.4 million, a 32% year-over-year increase, on a pro forma[1] basis. Powersports revenue was $57.2 million, up over 160% from the same period last year. Automotive revenue in the first half of the year was $424.8 million.


TOTAL REVENUE
$8.1M
$13.9M
$19.3M
$115.1M
$223.2M
$270.2M
Q1 2018
Q2 2018
Q3 2018
Q4 2018
Q1 2019
Q2 2019

**Gross Profit**

In Q2, total gross profit was $15.6 million, and total gross profit per unit was $1,121, compared to gross profit of $14.0 million and GPU of $1,156 in Q1.

Gross profit from powersports was $4.2 million, compared to $1.2 million in Q2 2018. Total gross profit per powersport unit was $1,047, up from $580 in Q2 2018 and $960 in Q1 2019.

Gross profit from automotive was $9.9 million. Total gross profit per automotive unit was $991, compared to $1,072 in Q1 2019.

**Operating Expenses**

SG&A expense was $25.0 million, or 9.2% of total revenue, compared to $5.5 million or 40.0% in Q2 2018. The increase is a result of the continued rapid growth and expansion of our business which resulted in: (i) an increase in expenses associated with advertising and marketing; (ii) increase headcount associated with the development and operating our product procurement, distribution and logistics systems, human resources, marketing and business development; (iii) continued investment in technology development; (iv) increases in transportation costs and auction fees associated with selling vehicles; and (v) an increase in other corporate overhead costs and expenses, including accounting and finance.

» *Advertising and Marketing expense was $6.0 million, or 2.2% of Q2 revenue, up from $2.2 million, or 16% of revenue last year. This increase is a result of a significant increase in our marketing spend among our digital, social and search marketing campaigns. We are continuing to successfully develop our omnichannel marketing strategy, targeting both consumers and dealers, by combining brand building, lead generation, and content marketing to efficiently source and scale our addressable markets.*

» *We decreased CAC to $428 in the quarter, and expect to maintain CAC below $500 per unit.*

**Profitability**

» *Net loss was $(13.0) million, as compared to $(4.7) million in Q2 2018. Non-GAAP Adjusted EBITDA was $(6.9) million in the quarter, as compared to $(3.9) million for the same period last year.*

**Balance Sheet**

» *As of June 30, 2019, RumbleOn had $19.2 million in cash and cash equivalents.*

# CONCLUSION

We are confident in our position as a market leader in powersports and our rapidly growing share of the massive online market for pre-owned cars and trucks. We will continue to evaluate new opportunities and leverage our observations to introduce new solutions, drive growth in unit sales, revenue, and gross profit dollars, and create strategic solutions to capture even more market share.

Sincerely,

**Marshall Chesrown,**
Chairman and Chief Executive Officer



# APPENDIX

## Conference Call:

RumbleOn's management will host a conference call to discuss its financial results on **Tuesday, August 13, 2019 at 8:30 a.m. Eastern Time**. A live webcast of the call can be accessed from RumbleOn's Investor Relations website. An archived version will be available on the website after the call. Investors and analysts can participate in the conference call by dialing **(877) 273-6127**, or **(647) 689-5394** for callers outside of North America (**conference ID: 1357847**). A telephonic replay will be available through 11:59 p.m. Eastern Time on August 20, 2019, beginning two hours after the call ends. To listen to the replay please dial **(800) 585-8367**, or **(416) 621-4642** for callers outside North America (**conference ID: 1357847**).

## Footnotes:

[1]Pro forma information presents the financial results as if the acquisition of Autosport, Wholesale and Express was made as of January 1, 2018 for both the three and six-months ended June 30, 2019. Additional supplemental pro forma information is available in the second quarter 10Q, which will be filed on August 13, 2019.

## Use of Non-GAAP Financial Metrics:

Non-GAAP Adjusted EBITDA is defined as net (loss) income before depreciation and amortization, interest expense, and also adjusted to add back certain charges and expenses, such as acquisition related costs and non-cash stock-related compensation costs, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long term strategic decisions regarding capital structure and capital investments.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

## Forward Looking Statements:

This letter may contain "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "projects," "will," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this letter and speak only as of the date of this letter and are advised to consider the factors listed under the heading "Forward-Looking Statements" and "Risk Factors" in the Company's SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

The Company's independent registered public accounting firm has not completed its review of the Company's results for the three and six months ended June 30, 2019. As such, the information in this letter is subject to change. Although the Company currently expects that its final 2019 second quarter results will be as described in this letter, it is possible that the Company's final 2019 second quarter results will be different. The information in this letter represents the most current information available to management and is not meant to be a comprehensive statement of the Company's financial results for the three and six months ended June 30, 2019.

**RumbleOn, Inc.**
**Condensed Consolidated Statements of Operations**
**(Unaudited)**

| | Three Months Ended June 30, | | Six Months Ended June 30, | |
|---|---|---|---|---|
| Revenue: | 2019 | 2018 | 2019 | 2018 |
| Pre-owned vehicle sales: | | | | |
| Powersports | $ 30,305,687 | $ 13,818,116 | $ 57,234,846 | $ 21,882,948 |
| Automotive | 233,856,329 | - | 424,763,517 | - |
| Transportation | 6,017,888 | - | 11,359,300 | - |
| Other | - | 96,418 | - | 111,790 |
| Total Revenue | 270,179,904 | 13,914,534 | 493,357,663 | 21,994,738 |
| Cost of revenue | | | | |
| Powersports | 26,137,459 | 12,649,704 | 50,087,015 | 20,171,005 |
| Automotive | 223,996,259 | - | 405,491,371 | - |
| Transportation | 4,428,674 | - | 8,170,696 | - |
| Total Cost of Revenue | 254,562,392 | 12,649,704 | 463,749,082 | 20,171,005 |
| Gross Profit | 15,617,512 | 1,264,830 | 29,608,581 | 1,823,733 |
| Selling, general and administrative | 25,007,565 | 5,545,509 | 45,447,581 | 9,426,001 |
| Depreciation and amortization | 427,438 | 217,827 | 809,663 | 423,595 |
| Operating loss | (9,817,491) | (4,498,506) | (16,648,663) | (8,025,863) |
| Interest expense | 1,874,858 | 237,820 | 3,319,991 | 324,340 |
| Change in derivative liability | (190,000) | - | (190,000) | - |
| Loss on early extinguishment of debt | 1,499,250 | - | 1,499,250 | - |
| Net loss before provision for income taxes | (13,001,599) | (4,736,326) | (21,277,904) | (8,350,203) |
| Benefit for income taxes | - | - | - | - |
| Net loss | $ (13,001,599) | $ (4,736,326) | $ (21,277,904) | $ (8,350,203) |
| Weighted average number of common shares outstanding - basic and fully diluted | 22,236,175 | 13,006,893 | 21,365,137 | 12,967,933 |
| Net loss per share - basic and fully diluted | $ (0.58) | $ (0.36) | $ (1.00) | $ (0.64) |

**RumbleOn, Inc.**
**Reconciliation of GAAP to Non-GAAP Data**
**(Unaudited)**

The following tables reconcile Adjusted EBITDA to net loss for the periods presented:

| | Three-Months Ended June 30, | | Six-Months Ended June 30, | |
|---|---|---|---|---|
| | 2019 | 2018 | 2019 | 2018 |
| **Net loss** | $ (13,001,599) | $ (4,736,326) | $ (21,277,904) | $ (8,350,203) |
| **Add back:** | | | | |
| Interest expense including debt extinguishment | 3,374,108 | 237,820 | 4,819,242 | 324,340 |
| Depreciation and amortization | 427,438 | 217,827 | 809,663 | 423,595 |
| **EBITDA** | (9,200,053) | (4,280,679) | (15,648,999) | (7,602,268) |
| Non-cash-stock-based compensation | 956,991 | 349,388 | 1,646,112 | 676,095 |
| Acquisition related costs | 208,252 | - | 378,208 | - |
| Derivative income | (190,000) | - | (190,000) | - |
| Financing activities | 311,000 | - | 361,000 | - |
| Litigation expenses | 37,000 | - | 61,446 | - |
| New business development | 478,543 | - | 747,043 | - |
| Technology implementation costs and expenses | 153,099 | - | 368,742 | - |
| Facility closure and lease termination | 306,393 | - | 663,185 | - |
| | $ (6,938,775) | $ (3,931,291) | $ (11,613,263) | $ (6,926,173) |


RumbleOn